Exhibit 10.8

TERMINATION BENEFITS AGREEMENT

THIS AGREEMENT is made as of this 25th day of November, 2024,

BETWEEN:

HIVE DIGITAL TECHNOLOGIES LTD., a corporation incorporated under the laws of the Province of British Columbia, Canada (hereafter called "HIVE" or the "Corporation")

- and -

GABRIEL IBGHY (hereafter called the "Staff Member", and together with the Corporation, the "Parties" and each a "Party"),

WHEREAS:

A. HIVE and the Staff Member entered into an agreement between the Staff Member and the Corporation (the "Staff Agreement");

B. HIVE wishes to amend the terms of the Staff Agreement in order to provide to the Staff Member certain enhanced benefits from HIVE as set out in more detail herein, in the event of the termination of the Staff Agreement as a result of a Change of Control (as that term is defined below);

C. To the extent that the Staff Agreement currently provides for certain benefits to the Staff Member upon a change of control (the "Existing Benefits"), such terms and benefits are superseded and replaced by the terms and conditions herein unless the provisions of "Severance" below apply, in which case and for greater certainty the termination benefits specified under Severance shall be made to the Staff Member and the Existing Benefits provided for in the Staff Agreement shall remain in full force and effect;

NOW THEREFORE:

1. Recitals. The recitals hereto are hereby made a part of this agreement (the "Termination Benefits Agreement") and each Party acknowledges and agrees that each of the recitals is true and correct in all material respects.

2. Definitions.

"Affiliate" shall mean: (a) in the case of corporate entities, direct or indirect ownership of at least 50% of the stock or participating shares entitled to vote for the election of directors or the power to control such entity; and (b) in the case of non-corporate entities, direct or indirect ownership of at least 50% of the equity interest or the power to control such entity.

"Change of Control" shall mean any one or more of the following events and, for greater certainty, the Change of Control shall be effective on the date of such event:

(1) the occurrence of one transaction or a series of transactions which results in one Person, together with any Affiliates of such Person, exercising direction or control over 20% or more of the Company's stock; or

(2) if at any time within any period of twelve months, individuals who at the beginning of such period constituted the board of directors of HIVE Digital Technologies Ltd. (the "Board"), and any new directors whose appointment by the Board or nomination for election by shareholders of HIVE Digital Technologies Ltd. was approved by a vote of at least a majority of the directors then still in office who either were directors at the beginning of the period or whose appointment or nomination for election was previously so approved, cease for any reason to constitute a majority of the members of the Board; or

(3) a merger or consolidation, after which the Company's prior shareholders no longer control the Company, or the resulting board of directors is not comprised of a majority of members who were directors of the Company prior to the merger or consolidation; or

(4) the sale of all or substantially all of the Company's assets or the liquidation of the Company, except where the sale is to an Affiliate of the Company; or

(5) (A) the involuntary removal of Frank Holmes as Executive Chairman of the Company by the directors, or (B) the resignation of Frank Holmes as Executive Chairman of the Company in his sole discretion as a result of the influence of one shareholder (or a group of shareholders acting jointly or in concert) representing over 15% of the issued and outstanding common shares of the Company.

"Person" shall mean any individual, partnership, limited partnership joint venture, syndicate, sole proprietorship, company or corporation or other entity however designated or constituted.

3. Entitlements Within Six Months. The Staff Agreement may be terminated in the sole discretion of the Staff Member within six (6) months following a Change of Control and obtain a termination benefit under this Agreement. In the event that within six (6) months following a Change of Control (A) the Staff Member terminates the Staff Agreement in its sole discretion, or (B) the Staff Agreement is terminated without cause, the Company shall pay to the Staff Member an amount equal to sixteen (16) times the sum of (i) the monthly base salary at the time of termination, plus (ii) the average of any annual cash bonus paid in the past two years divided by twelve, payable in one lump sum, net of applicable taxes or deductions, on a date that is not later than two (2) weeks after the date of termination.

4. Entitlements After Six Months. In the event that any time after six (6) months from a Change of Control the Staff Agreement is terminated without cause, the Company shall pay to the Staff Member on a date that is not later than two (2) weeks after the date of termination, no less than an amount equal to sixteen (16) times the sum of (i) the monthly base salary at the time of termination, plus (ii) the average of any annual cash bonus paid in the past two years divided by twelve, payable in one lump sum, net of applicable taxes or deductions.  For greater certainty, following six (6) months after a Change of Control, the Staff Member no longer has the right to terminate the Staff Agreement in its sole discretion and obtain a termination benefit under this Agreement.

5. Entitlements in General.

a) Payments made in accordance with this Agreement will be inclusive of entitlements of the Staff Member under applicable employment standards legislation, and the Staff Member will not be entitled to anything further in compensation upon termination of the Staff Agreement except as, and only to the extent, required by law. Notwithstanding anything to the contrary in this agreement, in the event of a termination without cause, should the Staff Agreement stipulate for a longer severance term than provided by the change of control provision, the longer severance term shall always prevail.

b) For greater certainty, any termination that is made as a condition to or in contemplation of the completion of a merger, acquisition of the Company, or any other transaction which constitutes a Change of Control, regardless of whether such transaction is successfully consummated, will be treated as a termination herein and, consequently, trigger the enhanced separation entitlements.

c) Upon termination of the Staff Agreement in accordance with the provisions herein, all unvested and unexercised stock options and RSU's granted to the Staff Member shall vest and become exercisable at any time in the twelve (12) months following a Change of Control upon the election of the Staff Member, notwithstanding any other term or provision in HIVE's stock option plan or RSU plan (subject to and as permitted by s.4.6 of TSXV Policy 4.4).

6. Severance. The Company may terminate this Agreement for termination benefits at any time without cause with notice in writing to the Staff Member and payment of the amounts and steps provided for herein. The Company shall pay to the Staff Member at the date of termination of this Agreement the lump sum amount equal to sixteen (16) times the sum of (i) the monthly base salary at the time of termination, plus (ii) the average of any annual cash bonus paid in the past two years divided by twelve, payable in one lump sum, net of applicable taxes or deductions, on a date that is not later than two (2) weeks after the date of termination of this Agreement. For greater certainty, such payment shall be in addition to any other due and unpaid amounts owed to the Staff Member, such as unused or unpaid vacation pay and shall be in addition to any contractual entitlements under the Staff Member Agreement including those arising on termination for any reason which shall remain in effect, as well as legal entitlements under applicable statutes, policies and regulations, if any. The Company shall also cause all stock options and RSU's granted to the Staff Member to immediately vest (subject to and as permitted by s.4.6 of TSXV Policy 4.4), and become fully exercisable and to remain exercisable for a period of 12 months from the date of termination of this Agreement or such shorter period if the stock options and/or RSU's terminate before such time.

7. Governing Law. This Termination Benefits Agreement shall be construed in accordance with the laws of the jurisdiction in which the Staff Member is resident and any disputes or differences under this Termination Benefits Agreement shall be determined under the exclusive jurisdiction of the courts of that jurisdiction.

8. Language. The Parties acknowledge having expressly required and agreed that this Termination Benefits Agreement and all documents relating thereto be drawn up in English.

9. Entire Agreement. This Termination Benefits Agreement constitutes the entire and final expression of the agreement of the Parties with respect to the subject matter hereof and thereof and supersedes all prior agreements, oral and written, between the parties hereto with respect to the subject matter hereof and thereof. For clarity, all terms of the Staff Agreement not amended by the present Termination Benefits Agreement remain in full force and effect and are hereby ratified and confirmed. All capitalized terms not otherwise defined herein shall have the meaning given to them in the Staff Agreement.

10. Modifications. This Termination Benefits Agreement may be modified or amended only by an instrument in writing signed by both parties hereto.

11. Counterparts. This Termination Benefits Agreement may be executed in any number of counterparts, each of which, when executed, will be deemed to be an original, but all of which together will constitute one and the same agreement.

12. Acceptance and Independent Advice. Staff Member declares having read, considered and understood the terms of this Termination Benefits Agreement. Staff Member acknowledges having been given an opportunity to obtain legal consultation and advice with respect to the terms and conditions herein, and that he/she executes this Termination Benefits Agreement freely and voluntarily with full understanding of its contents and that he/she has not been induced by any representation of the Company not contained herein and/or in the Staff Agreement.

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IN WITNESS WHEREOF the Parties hereto have executed this agreement as of the day and year first written above.

HIVE DIGITAL TECHNOLOGIES LTD.

/s/ Aydin Kilic
Per:	Name: Aydin Kilic
Title: President & CEO

Per:	/s/ Gabriel Ibghy
Gabriel Ibghy

Signature of Witness
Name: